Exhibit 99.1

MoneyGram Names W. Alexander Holmes to Succeed Pamela H. Patsley

As Chairman of the Board of Directors in February 2018

DALLAS, December 28, 2017 — MoneyGram (NASDAQ: MGI), a leading global money transfer and payment services company, today announced that W. Alexander Holmes, Chief Executive Officer of MoneyGram, has been appointed to the additional role of Chairman of the Board of Directors, effective February 2, 2018. In this new role, Holmes will succeed Pamela H. Patsley, who will retire from the MoneyGram Board, completing a planned leadership transition that was first announced in July 2015. Following these changes, the MoneyGram Board will consist of nine directors, six of whom are independent.

“Today’s announcement is the final step in our previously announced succession plan, resulting in a well-deserved additional role for CEO Alex Holmes and an equally well-deserved retirement for Pam Patsley,” said J. Coley Clark, Chair of the Human Resources and Nominating Committee of the MoneyGram Board. “MoneyGram has benefitted greatly from the outstanding and dedicated leadership of Alex and his team, and we believe that he is the ideal successor to Pam as Chairman of the Board. The other directors and I are grateful to Pam for her years of service and dedication to MoneyGram. Among many other accomplishments, she was the driving force of the strong culture and spirit that define MoneyGram today, and we wish her the very best going forward.”

“The contributions Pam has made throughout her tenure at MoneyGram are innumerable,” said Holmes. “On a personal note, Pam has served as an inspiring mentor and I am truly grateful for her support, guidance and friendship. As the incoming Chairman, I look forward to continuing her legacy and working closely with my fellow directors and our outstanding management team as we execute MoneyGram’s strategy for future growth and value creation.”

“We have developed an incredibly talented team at MoneyGram, and I have been honored to work alongside them for the past nine years,” said Patsley. “Today, MoneyGram is well-positioned as a leader in global payment transfers, and continues to execute its strategy to accelerate digital revenue growth, strengthen its capital structure, and improve profitability. I am confident in the future of the Company under Alex’s dedicated leadership.”

About MoneyGram

MoneyGram is a global provider of innovative money transfer services and is recognized worldwide as a financial connection to friends and family. Whether online, or through a mobile device, at a kiosk or in a local store, we connect consumers any way that is convenient for them. We also provide bill payment services, issue money orders and process official checks in select markets. More information about MoneyGram International, Inc. is available at moneygram.com.

MoneyGram Contact

MoneyGram International, Inc.

Suzanne Rosenberg

214-979-1400

ir@moneygram.com

Media Relations:

Michelle Buckalew

214-979-1418

media@moneygram.com